          SECURITIES  AND EXCHANGE COMMISSION
                  WASHINGTON, D.C.  20549



                          FORM 8-K


                       CURRENT REPORT



             Pursuant to Section 13 or 15(d) of
            The Securities Exchange Act of 1934


             Date of Report:  April 9, 1996



                     UNOCAL CORPORATION
                     ------------------

   (Exact name of registrant as specified in its charter)



     Delaware                         1-8483                 95-3825062
- -----------------------------------------------------------------------------
(State or other jurisdiction of     (Commission            (I.R.S. Employer
incorporation or organization)       File Number)          Identification No.)




2141 Rosecrans Avenue, Suite 4000,  El Segundo, California      90245
- -----------------------------------------------------------------------------
(Address of principal executive offices)                      (Zip Code)




Registrant's telephone number, including area code:   (310)  726-7718

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ITEM 5.   OTHER EVENTS

On April 9, 1996, the following news release was issued:



                       UNOCAL COMPLETES SALE OF CALIFORNIA
                       OIL AND GAS ASSETS TO NUEVO ENERGY


         El Segundo, Calif., April 9, 1996 -- Unocal Corporation today said it has completed the sale of its California crude oil and natural gas assets for $492 million to Nuevo Energy Company of Houston.


         The effective date of the sale is October 1, 1995. After adjustments for revenues, operating expenses, capital expenditures and accrued interest, Unocal realized $481 million in cash from the transaction. In addition, the company could receive contingent payments, which have an estimated present value of $53 million, over a 7-year period beginning in 1998. This estimate is based on company forecasts. Future oil prices and production will determine the actual level of additional payments .


         The sale includes Unocal's interests in 68 oil and gas fields, including 11 producing platforms off the California coast in state and federal waters.


         Unocal's average net daily production from these properties was 27,000 barrels of oil and 59 million cubic feet of gas during 1995. Estimated net reserves for the properties were 120 million barrels of oil and 162 billion cubic feet of gas. On a barrel of oil equivalent (BOE) basis, the California operations in 1995 accounted for about 7 percent of the company's oil and gas production and 8 percent of its reserves.


         "This sale will provide the flexibility for Unocal to move ahead with new growth opportunities we have in Central and Southeast Asia," said Roger C.


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Beach, Unocal chairman and chief executive officer.  "By shifting our investment dollars into these higher return, overseas projects that also offer significant growth potential, we expect to realize important gains in earnings and returns to our stockholders in the next few years."


         Beach pointed out that Unocal's upstream California operations earned only about 60 cents per BOE produced in 1995. By comparison, Unocal's operations in the Far East, as well as the U.S. Gulf Coast, earned more than $3 per BOE produced last year.


         Unocal is increasing its natural gas production in Thailand and developing new oil and gas fields in Indonesia. In addition, the company is a partner in the development of a new gas field offshore Myanmar and part of an international consortium that is developing oil resources in the Caspian Sea. "Unocal's new business focus follows an arc from the Black Sea to the Pacific Ocean as we pursue opportunities where we can link known energy resources with growing, ready energy markets," Beach said.


         "When the company was founded in 1890 in California, the state was an oil frontier," Beach said. "As we exit from California oil and gas production, I want to acknowledge the generations of talented and skilled employees who have worked long and hard in California over the decades to make Unocal successful.
With this success as a foundation, our upstream focus has shifted overseas to Unocal's new oil and gas frontiers. We have become a global enterprise."


         The sale of the California production is not expected to have a material effect on the company's future operating earnings. Unocal will post a one-time gain from the sale that will be reflected in the company's second quarter results.




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                               Unocal Corporation
                         California Upstream Assets Sale
                                   Fact Sheet


Sales price                                                 $492 million

Interest on sales price (from 10/1/95)                      $13 million

Net operating adjustments (from 10/1/95)                    ($24) million

Sales price per barrel of oil equivalent (BOE) reserves     $3.35

Sales price ratios                                          55 times after-tax
                                                            earnings 10 times
                                                            after-tax operating
                                                            cash flow


Asset and Operating Information (1995)
Properties                                                  68 fields, including
                                                            11 offshore
                                                            platforms in federal
                                                            and state waters


Reserves
  Crude oil                                                 120 mmbbls
  Natural gas                                               162 mmcf
  Barrels of oil equivalent (6.0 mcf=1bbl)                  147 mmBOE

Net production
  Crude oil                                                 27,000 b/d
  Natural gas                                               59 mmcf/d

Average sales prices
  Crude oil                                                 $13.53/bbl
  Natural gas                                               $1.29/mcf

Cash production costs                                       $7.30/BOE

After-tax earnings                                          $9 million, or
                                                            $0.63/BOE

After-tax operating cash flow                               $49 million

After-tax return on average net properties                  2.6%

Capital expenditures                                        $41 million



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                                 SIGNATURE


Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                      UNOCAL CORPORATION
                                      ------------------
                                        (Registrant)






                                 by:  /s/ CHARLES S. MCDOWELL
                                      -----------------------
                                      (Charles S. McDowell,
                                       Vice President and Comptroller)






Dated:  April 9, 1996

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